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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G
                    Under the Securities and Exchange Act of 1934

                                  Amendment No. ___



                               USCS International, Inc.
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                                   (Name of Issuer)



                             Common Stock, $.05 par value
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                            (Title of Class of Securities)



                                      90330X109
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                                    (CUSIP Number)


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1.   Names of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     U.S. Computer Services Employee Stock Ownership Trust

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2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____

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3.   SEC Use Only


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4.   Citizenship or place of Organization

      California
    --------------------------

Number of          5.  Sole Voting Power
Shares
Beneficially            3,941,647
Owned By           ----------------------
Each               6.  Shared Voting Power
Reporting
Person With                  0
                   ----------------------
                   7.  Sole Dispositive Power

                        3,941,647
                   ----------------------
                   8.  Shared Dispositive Power

                        0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,941,647

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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares



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11.  Percent of Class Represented by Amount in Row (9)

       17.1%

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12.  Type of Reporting Person

       OO

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Item 1(a). Name of Issuer:

           USCS International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           2969 Prospect Park Drive
           Rancho Cordova, CA  95670

Item 2(a). Name of Person Filing:

           U.S. Computer Services Employee Stock Ownership Trust

Item 2(b). Address of Principal Business Office, or, if None, Residence:

           c/o Imperial Trust Company
           456 Montgomery Street, Suite 600
           San Francisco, CA  94101

Item 2(c). Citizenship:

           California

Item 2(d). Title and Class of Securities:

           Common Stock, $.05 par value

Item 2(e). CUSIP Number:

           90330X109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b). check whether the person filing is a:

           (a). [  ]    Broker or dealer registered under Section 15 of the Act

           (b). [  ]    Bank as defined in Section 3(a)(6) of the Act

           (c). [  ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act

           (d). [  ]    Investment Company registered under Section 8 of the
                        Investment Company Act

           (e). [  ]    Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940

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           (f). [  ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

           (g). [  ]    Parent Holding Company, in accordance with Rule 13d-
                        1(b)(ii)(G) (Note: See Item 7)

           (h). [  ]    Group, in accordance with Rule 13d-1(b)(ii)(H)

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Item 4.    Ownership.

           (a). Amount beneficially owned:

                See the response(s) to Item 9 on the cover page(s).

           (b). Percent of class:



                See the response(s) to Item 11 on the cover page(s).

           (c). Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:

                        See the response(s) to Item 5 on the attached cover page(s).

                (ii)    Shared power to vote or direct the vote:

                        See the response(s) to Item 6 on the attached cover page(s).

                (iii)   Sole power to dispose or to direct the disposition of:

                        See the response(s) to Item 7 on the attached cover page(s).

                (iv) Shared power to dispose or to direct the disposition of:

                        See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following [   ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding

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           Company.

                Not Applicable

Item 8.    Identification and Classification of Members of the Group.

                Not Applicable

Item 9.    Notice of Dissolution of Group.

                Not Applicable

Item 10.   Certification.

                Not Applicable

SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997


                                       U.S. COMPUTER SERVICES EMPLOYEE STOCK
                                       OWNERSHIP TRUST
                                       By Imperial Trust Company, Trustee

                                        /s/ Charles V. Driscoll
                                       -----------------------------
                                       Name: Charles V. Driscoll
                                       Title: Vice President